                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           HILTON HOTELS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                       NOTICE OF MEETING OF STOCKHOLDERS

                      [LOGO OF HILTON HOTELS CORPORATION]

                              WORLD HEADQUARTERS
                            9336 CIVIC CENTER DRIVE
                        BEVERLY HILLS, CALIFORNIA 90210

  The annual meeting of stockholders of Hilton Hotels Corporation, a Delaware corporation (the "Company"), will be held at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210, on Thursday, May 7, 1998, at 10:00 A.M., for the following purposes:

    (1) To elect four directors to the Board of Directors;

    (2) To consider and vote on a proposal to approve the 1997 Independent Director Stock Option Plan;

    (3) To ratify the appointment of Arthur Andersen LLP to serve as auditors for the Company for fiscal 1998;

    (4) To transact any other business which may properly come before the meeting.

  Stockholders are cordially invited to attend the meeting in person. Stockholders who wish to have their stock voted and do not now intend to attend the meeting should complete, date and sign the enclosed proxy and return it promptly by mail in the envelope provided.

  Only stockholders of record on the books of the Company at the close of business on March 12, 1998 will be entitled to notice of and to vote at the meeting or any adjournments thereof. The stock transfer books will not be closed.

                                          By Order of the Board of Directors,

                                          CHERYL L. MARSH,
                                          Vice President and Corporate
                                           Secretary

Beverly Hills, California
April 1, 1998

                           HILTON HOTELS CORPORATION
                            9336 CIVIC CENTER DRIVE
                        BEVERLY HILLS, CALIFORNIA 90210

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                 INTRODUCTION

  The enclosed proxy is solicited by and on behalf of the Board of Directors of Hilton Hotels Corporation (the "Company") to be used at the annual meeting of stockholders to be held at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210, on May 7, 1998, and at any adjournments thereof. All shares represented by proxies will be voted at the meeting in accordance with the specifications marked thereon or, if no specifications are made, proxies will be voted FOR Proposals 1, 2 and 3, and in the discretion of the proxy holder as to any other business which comes before the meeting. Any stockholder giving a proxy may revoke the same at any time prior to the voting of such proxy by giving written notice of revocation to the Corporate Secretary of the Company or by submitting a later dated proxy. No proxy will be used if the stockholder is personally present at the meeting and informs the Corporate Secretary in writing prior to the voting of such proxy that he or she wishes to vote his or her shares in person. This Proxy Statement and the enclosed Proxy are first being mailed to stockholders on or about April 1, 1998.

                             VOTING AT THE MEETING

  The Board of Directors has fixed the close of business on March 12, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. As of the close of business on such date, the Company had outstanding and entitled to vote 246,298,045 shares of common stock, $2.50 par value (the "Common Stock"), excluding 4,712,360 shares which were held in the Company's treasury, and 14,832,200 shares of Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDESSM, Convertible Preferred Stock, $1.00 par value (the "PRIDES"). Each holder of shares of Common Stock is entitled to one vote per share and each holder of shares of PRIDES is entitled to four-fifths ( 4/5) of a vote per share on each matter to be voted on at the meeting. Shares held by the Company will not be considered present or entitled to vote at the meeting. The holders of shares of Common Stock and the holders of shares of PRIDES will vote together as one class on each matter to be voted on at the meeting. Stockholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

  The presence in person or by proxy of the holders of a majority of the outstanding shares entitled to vote at the meeting will constitute a quorum for the transaction of business at the meeting. The affirmative vote of a plurality of the votes cast in respect of shares represented at the meeting and entitled to vote is required to elect directors. The affirmative vote of a majority of the voting power of the shares represented at the meeting and entitled to vote is required to approve the 1997 Independent Director Stock Option Plan (the "1997 Plan"), the ratification of the appointment of Arthur Andersen LLP as independent auditors for 1998 and such other matters as may properly come before the meeting.

  Shares of a stockholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. However, an abstention with respect to the election of the Company's directors will not be counted either in favor of or against the election of the nominees. In the case of any other proposal which is being submitted for stockholder approval, an abstention will effectively count as a vote cast against such proposal.

  Brokers who hold shares for the account of their clients may vote such shares either as directed by their clients or in their own discretion unless they are not permitted to do so by the exchange or other organization of which they are members. Shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal, are referred to as "broker non-votes." Broker non-votes are included in determining the presence of a quorum, but do not have the effect of a vote in favor of or against the proposal. However, members of the New York Stock Exchange ("NYSE") are permitted to vote their clients' proxies in their own discretion as to each of the Company's proposals.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's reporting officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock or PRIDES, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "Commission"), the NYSE, the Pacific Exchange, Inc. and the Company. Based solely on the Company's review of the forms filed with the Commission and written representations from reporting persons that they were not required to file a Form 5, the Company believes that all of its reporting officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 1997, with the exception of Benjamin V. Lambert and Donna F. Tuttle who each filed one Form 4 late, reflecting one transaction, with the Commission.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                            AND EXECUTIVE OFFICERS

  The following table sets forth the names and addresses of all persons who beneficially owned, to the knowledge of the Company, more than 5% of the outstanding shares of Common Stock or the outstanding shares of PRIDES on March 12, 1998. The following table also sets forth as of March 12, 1998 the beneficial ownership of the Company's equity securities by each director and nominee, the chief executive officer and the four other most highly compensated executive officers (the "Named Officers") and all directors and executive officers as a group (see "Summary Compensation Table" on page 9).


                                                           APPROXIMATE
                                                             PERCENT   APPROXIMATE
                                                            OF COMMON  PERCENT OF
                               COMMON                        STOCK       PRIDES
 NAME AND ADDRESS OF OWNER     STOCK           PRIDES         CLASS       CLASS
 -------------------------   ----------       ---------    ----------- -----------
 Barron Hilton.............  46,946,838(1)(2)       --        19.1         --
  9336 Civic Center Drive
  Beverly Hills, California
   90210
 Conrad N. Hilton Fund.....  16,498,736(2)          --         6.7         --
  100 West Liberty Street
  Reno, Nevada 89501
 The Prudential Insurance
  Company of America.......  16,247,133(3)          --         6.6         --
  751 Broad Street
  Newark, New Jersey 07102
 Jennison Associates
  Capital Corp. ...........  14,020,680(3)          --         5.7         --
  466 Lexington Avenue
  New York, New York 10017
 Angelo Gordon & Co. L.P...         --        2,356,000(4)     --         15.9
  245 Park Avenue
  New York, New York 10167
 Stephen F. Bollenbach.....   3,040,000(5)          --         1.2         --
 A. Steven Crown...........   3,671,500(5)(6)       --         1.5         --
 Arthur M. Goldberg........   3,504,738(5)          --         1.4         --
 Peter M. George...........         --              --         --          --
 Eric M. Hilton............       9,400(2)          --          *          --
 Dieter H. Huckestein......     185,502(5)          --          *          --
 Robert L. Johnson.........       2,000(5)          --         --          --
 Donald R. Knab............      10,000(5)          --          *          --
 Benjamin V. Lambert.......     203,000(5)(7)       --          *          --
 Matthew J. Hart...........      67,475(5)          --          *          --
 Donna F. Tuttle...........      15,367(5)(8)       --          *          --
 Sam D. Young, Jr..........      32,000(5)          --          *          --
 All Directors and
  Executive Officers as a
  Group (14 persons).......  57,686,118(9)          --        23.4         --

-------
 *  The securities owned do not exceed 1% of the applicable class.

(1) Of the shares reflected in the above table, 24,000,000 shares are owned by the Charitable Remainder Unitrust (the "Trust"), of which Barron Hilton is sole trustee. As trustee, Barron Hilton has the sole voting power with respect to, and is deemed to be the beneficial owner of, the 24,000,000 shares. The Trust will continue until the later of Barron Hilton's death or May 8, 2009. By virtue of the foregoing and the other shares beneficially owned by Mr. Hilton, Mr. Hilton may be deemed to "control" the Company as such term is defined in the rules and regulations promulgated by the Commission.

(2) Barron and Eric Hilton are two of the 11 directors of the Conrad N. Hilton Fund (the "Fund"). They disclaim beneficial ownership of the 16,498,736 shares owned by the Fund.

(3) The amount of the Company's Common Stock beneficially owned by Jennison Associates Capital Corp. ("Jennison") is reported on the basis of an amended Schedule 13G filed with the Commission under the 1934 Act on February 10, 1998. The amount of the Company's Common Stock beneficially owned by The Prudential Insurance Company of America ("Prudential") is reported on the basis of an amended Schedule 13G filed with the Commission on February 10, 1998.

(4) The amount of the Company's PRIDES beneficially owned by Angelo Gordon & Co LP ("AGC") is reported on the basis of a Schedule 13G filed with the Commission under the 1934 Act on February 12, 1998. As reported in such
    Schedule 13G, John M. Angelo and Michael L. Gordon may be deemed to share beneficial ownership of the 833,000 shares of PRIDES reported by AGC above as they are officers of AGC and general partners of the general partner of AGC.

(5) Includes options to acquire 3,000,000, 2,000, 1,200,000, 175,750, 2,000,
    2,000, 2,000, 2,000, 2,000 and 62,500 shares of Common Stock, exercisable within the next 60 days, held by Messrs. Bollenbach, Crown, Goldberg, Huckestein, Johnson, Knab, Lambert, and Ms. Tuttle, and Messrs. Young and Hart, respectively.

(6) Mr. Crown is a partner of The Crown Fund, which owns 239,888 shares of Common Stock. In addition, Arie and Ida Crown Memorial, of which Mr. Crown is a director, owns 894,272 shares of Common Stock; Pines Trailer Limited Partnership, of which a corporation of which Mr. Crown is a director, officer and shareholder and a partnership of which Mr. Crown is a partner, are partners, owns 600,000 shares of Common Stock; and Areljay, L.P., of which a corporation of which Mr. Crown is a director, officer and shareholder and a trust of which Mr. Crown is a beneficiary are partners, owns 1,935,340 shares of Common Stock. Mr. Crown disclaims beneficial ownership of the shares held by The Crown Fund, Arie and Ida Crown Memorial, Pines Trailer Limited Partnership and Areljay, L.P., except to the extent of his beneficial interest therein.

(7) Includes 1,000 shares owned directly by Mr. Lambert's spouse.

(8) Includes 784 shares owned in trust for Ms. Tuttle's children.

(9) Includes 4,450,250 shares issuable upon exercise of employee stock options granted to Named Officers and/or executive officers, exercisable within the next 60 days, but excludes the shares owned by the Fund (see note 2 above).

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The By-laws of the Company provide for the election of twelve directors to constitute the Board and, under the terms of the Company's Restated Certificate of Incorporation and By-laws, as amended, the Board has been divided into three classes of directors, each of which is elected to serve a term of three years. With respect to the directors to be elected at the Company's 1998 annual meeting for the term expiring in 2001, the Company's By-laws provide that nominations for directors shall be made by the Board of Directors (based on recommendations made by the Nominating Committee) at a Board meeting, or by written consent in lieu of a meeting, not less than 30 days prior to the date of the meeting at which directors are scheduled to be elected and that each nominee shall, at the request of the Company, provide the Company with certain information for inclusion in the Company's proxy statement for such meeting. The By-laws further provide that notice of proposed stockholder nominations for election of directors must be given to the Nominating Committee of the Company not less than 60 days prior to the meeting at which directors are to be elected and requires that such notice must contain certain information about each proposed nominee, including age, business and residence addresses, principal occupation, the number of shares of capital stock of the Company beneficially owned and such other information as would be required to be included in a proxy statement soliciting proxies for the election of such proposed nominee. Provision is also made for substitution of nominees by the Board of Directors or the proposing stockholder, as the case may be, in the event that a designated nominee is unable or unwilling to stand for election at the meeting. If the Chairman of the meeting of stockholders determines that a nomination was not made in accordance with the foregoing procedures, such nomination shall be void.

  All of the nominees have previously been elected by the Company's stockholders, except Arthur M. Goldberg.

  The Board of Directors has nominated, and it is the intention of the persons named in the enclosed proxy to vote for the election of, the four nominees named below, each of whom has consented to serve as a director if elected. The terms of the remaining directors expire as indicated in the following table.

  The information set forth below is submitted with respect to the persons nominated for election to the Board and the remaining directors. Unless otherwise indicated in the table or a footnote thereto, each such person has engaged in his or her principal occupation since at least January 1993. Only directorships of issuers with a class of securities registered pursuant to
Section 12 of the 1934 Act or subject to the requirements of Section 15(d) thereof and directorships of issuers registered as investment companies under the Investment Company Act of 1940 are listed in the table below.

                                                              TERM TO
                                                              EXPIRE    YEAR
                                                                AT     SERVICE
                                                              ANNUAL  COMMENCED
               NAME, PRINCIPAL OCCUPATION                     MEETING  OR WILL
                 AND OTHER DIRECTORSHIPS                  AGE   IN    COMMENCE
               --------------------------                 --- ------- ---------
NOMINEES:
A. Steven Crown..........................................  46  2001     1992
 General Partner, Henry Crown and Company, a holding
 company which includes diversified manufacturing
 operations, marine operations and real estate ventures.
Arthur M. Goldberg.......................................  56  2001     1996
 Chairman and Chief Executive Officer of Bally
 Entertainment Corporation until December 1996 and,
 thereafter, Executive Vice President, Hilton Hotels
 Corporation and President--Gaming Operations. He is a
 director of Bally Total Fitness Holding Corporation and
 First Union Corporation.
Eric M. Hilton...........................................  64  2001     1989
 Executive Vice President--International Operations,
 Hilton Hotels Corporation from May 1992 until May 1993
 and, thereafter, Vice Chairman of the Board, Hilton
 Hotels Corporation. Mr. Hilton resigned as an officer of
 the Company in March 1997.
Donna F. Tuttle..........................................  50  2001     1992
 President, Donna F. Tuttle, Inc., a travel and tourism
 consulting and public relations firm until 1995, and,
 President, Korn Tuttle Capital Group, a financial
 consulting and investments firm since 1992. She is a
 director of Phoenix Duff & Phelps, Inc., a financial
 services firm.

                                                               TERM TO
                                                               EXPIRE    YEAR
                                                                 AT     SERVICE
                                                               ANNUAL  COMMENCED
                NAME, PRINCIPAL OCCUPATION                     MEETING  OR WILL
                 AND OTHER DIRECTORSHIPS                   AGE   IN    COMMENCE
                --------------------------                 --- ------- ---------
PRESENT DIRECTORS:
Stephen F. Bollenbach.....................................  55  1999     1996
 Chief Financial Officer, Marriott Corporation, until
 October 1993, President and Chief Executive Officer, Host
 Marriott Corporation, until April 1995, Senior Executive
 Vice President and Chief Financial Officer, The Walt
 Disney Co., until February 1996 and, thereafter,
 President and Chief Executive Officer, Hilton Hotels
 Corporation. He is a director of America West Airlines,
 Inc., Kmart Corporation, Ladbroke Group PLC and Time
 Warner, Inc.
Peter M. George...........................................  54  2000     1997
 Vice Chairman and Joint Managing Director, Ladbroke Group
 PLC until January 1994 and, thereafter, Vice Chairman and
 Group Chief Executive, Ladbroke Group PLC. Mr. George is
 a citizen of the United Kingdom.(1)
Barron Hilton.............................................  70  2000     1965
 Chairman of the Board, President and Chief Executive
 Officer, Hilton Hotels Corporation, until February 1993,
 Chairman of the Board and Chief Executive Officer, Hilton
 Hotels Corporation until February 1996 and, thereafter,
 Chairman of the Board, Hilton Hotels Corporation.
Dieter H. Huckestein......................................  54  1999     1995
 Senior Vice President--Hawaii/California/Arizona Region,
 Hilton Hotels Corporation, until May 1994 and,
 thereafter, Executive Vice President, Hilton Hotels
 Corporation and President--Hotel Operations. Mr.
 Huckestein is a citizen of Germany.
Robert L. Johnson.........................................  51  2000     1994
 Chairman and Chief Executive Officer of Black
 Entertainment Television, a cable programming service,
 and Chairman, President and Chief Executive Officer of
 BET Holdings, Inc., a diversified media holding company
 from August 1991 until March 1996 and, thereafter,
 Chairman and Chief Executive Officer, and Chairman and
 President of District Cablevision, cable operator in the
 District of Columbia. He is a director of U.S. Airways.
Donald R. Knab............................................  75  1999     1989
 President, Donald R. Knab Associates, Inc., an investment
 advisory firm, and, until December 1997, Vice Chairman,
 Deansbank Investments, Inc.--property investments.
Benjamin V. Lambert.......................................  59  1999     1976
 Chairman and Chief Executive Officer, Eastdil Realty
 Company L.L.C., real estate investment bankers.
Sam D. Young, Jr..........................................  68  2000     1975
 Chairman, Trans West Enterprises, Inc., an investment
 company, and director, Texas Commerce Bank--El Paso.

-------
(1) In January 1997, the Company entered into agreements with Ladbroke Group PLC ("Ladbroke"), whose wholly-owned subsidiary, Hilton International Co. owns the rights to the Hilton name outside the United States. The agreements provide for, among other things, reunification of the Hilton brand worldwide through a strategic alliance between the companies. Pursuant to the alliance, Mr. Bollenbach has joined the Ladbroke Board of Directors and Mr. George has joined the Company's Board of Directors.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES THEREOF

  Among the committees created by the Board of Directors are the Audit Committee, the Compliance Committee, the Personnel and Compensation Committee and the Nominating Committee. Presently, the members of the Audit Committee are A. Steven Crown, Peter M. George, Robert L. Johnson, Donald R. Knab (Chair), Benjamin V. Lambert, Donna F. Tuttle and Sam D. Young, Jr.; the members of the Compliance Committee are A. Steven Crown (Chair), Donald R. Knab, Benjamin V. Lambert, Robert L. Johnson, Thomas E. Gallagher (Executive Vice President and General Counsel), Matthew J. Hart and Bernard J. Murphy (Senior Vice President-Corporate Compliance); the members of the Personnel and Compensation Committee are A. Steven Crown, Peter M. George, Robert L. Johnson (Chair), Donald R. Knab, Donna F. Tuttle and Sam D. Young, Jr.; and the members of the Nominating Committee are Stephen F. Bollenbach, Barron Hilton, Donald R. Knab, Benjamin V. Lambert and Donna F. Tuttle (Chair).

  The functions of the Audit Committee include reviewing the independence of the independent auditors, recommending to the Board of Directors the engagement and discharge of independent auditors, reviewing with the independent auditors the plan and results of auditing engagements, approving or ratifying each professional service provided by independent auditors which is estimated by management to cost more than 10% of the previous year's audit fee, considering the range of audit and nonaudit fees, reviewing the scope and results of the Company's procedures for internal auditing and the adequacy of internal accounting controls and directing and supervising special investigations.

  The Compliance Committee supervises the Company's efforts to assure that its business and operations are conducted in compliance with the highest standards applicable to it as a matter of legal and regulatory requirements as well as ethical business practices. In particular, the Compliance Committee is responsible for the establishment and implementation of the Company's internal reporting system regarding compliance by the Company with regulatory matters associated with its gaming operations. The Committee supervises the activities of the Company's Compliance Officer and communicates on a periodic basis with gaming regulatory agencies on compliance matters. It reviews information and reports regarding the suitability of potential key employees of the Company as well as persons and entities proposed to be involved in material transactions or relationships with the Company.

  The Personnel and Compensation Committee reviews and establishes the general employment and compensation practices and policies of the Company and approves procedures for the administration thereof, including such matters as the total salary and fringe benefit programs. However, the Stock Option Committees, the memberships of which are identical to that of the Personnel and Compensation Committee, administer the Company's 1990 Stock Option and Stock Appreciation Rights Plan (the "1990 Plan"), the 1996 Stock Incentive Plan (the "1996 Plan") and the 1996 Chief Executive Stock Incentive Plan (the "1996 CEO Plan," and together with the 1990 Plan and the 1996 Plan, the "Plans") and the Committees of the 1990 Plan, the 1996 Plan and the 1996 CEO Plan recommend to the Board of Directors the granting of options and stock appreciation rights under the respective Plans (see "Executive Compensation" on page 9).

  The functions of the Nominating Committee include recommending nominees to the Board of Directors to fill vacancies on the Board, reviewing on a continuing basis, and at least once a year, the structure of the Board to assure its continuity and to assure that the proper skills and experience are represented on the Board, and reviewing any potential conflicts of Board members individually whenever a prospective Board member is being considered for election to the Board. See "Election of Directors" for procedures to be followed by stockholders in submitting recommendations to the Nominating Committee for nominees to the Board of Directors.

  The Board of Directors, Audit Committee, Personnel and Compensation Committee and Nominating Committee held a total of eight, four, six and one meetings during 1997, respectively. Each director attended more than 75% of the aggregate number of meetings of the Board and the Committees on which each director served.

  Each director who is not also an officer was paid an annual fee of $25,000. In addition, each director received $900 for each meeting of the Board of Directors attended and $750 (except the Chair of a Committee received $1,000) for each meeting of a Committee attended. Commencing August 1, 1997, the annual fee was increased to $30,000 and the Board meeting fee was increased to $1,000. Such directors also receive, with certain exceptions, complimentary rooms and 25% discount on food and beverage when traveling on non-business travel to Company owned or managed properties.

  In July 1997, the Board of Directors authorized the amendment of the Directors' Retirement Benefit Plan to cease the accrual of benefits thereunder and to provide that each Directors' vested interest be converted into stock units.

  Also, in July 1997, the Board of Directors authorized the adoption of the 1997 Independent Director Stock Option Plan whereby each Independent Director would receive an annual grant of 2,000 shares per year commencing on July 16, 1997 and, thereafter, 2,000 shares per year beginning with the 1998 Annual Meeting of Stockholders, subject to stockholder approval at such meeting. This plan will be administered by the full Board of Directors, acting by a majority of its members. See "Proposal 2--Approval of the 1997 Independent Director Stock Option Plan."

  Except as disclosed in the column entitled "Name, Principal Occupation and Other Directorships" in the table above, none of the nominees' or directors' principal occupations have been as an employee of the Company or its subsidiaries and affiliates. Barron Hilton and Eric M. Hilton are brothers. Except for such family relationship, none of the nominees and directors are related to executive officers of the Company.

CERTAIN RELATIONSHIPS AND INTERESTS IN CERTAIN TRANSACTIONS

  The Company, its subsidiaries and affiliates have, from time to time, entered into agreements with Eastdil Realty Company, L.L.C. ("Eastdil") pursuant to which Eastdil has, among other things, assisted in negotiations for the acquisition, disposition, financing and refinancing of hotel properties. Benjamin V. Lambert, a director of the Company, is the Chairman and Chief Executive Officer of Easdil.

  Further, the Company's casinos in Las Vegas and Reno, Nevada, regularly send and pay for their guests to visit certain conference facilities in Yerington, Nevada, which are owned by Barron Hilton. In this regard, Mr. Hilton received payments in excess of $100,000 in 1997. Management believes that the rates paid were comparable to those which would have been paid to unaffiliated parties providing similar services.

                            EXECUTIVE COMPENSATION

  The following table sets forth information concerning the annual and long-term compensation of the Named Officers for services rendered in all capacities to the Company for the fiscal years ended December 31, 1997, 1996 and 1995.

                          SUMMARY COMPENSATION TABLE

                                                                   LONG TERM
                                                                  COMPENSATION
                                                                     AWARDS
                                                                  ------------
                                     ANNUAL COMPENSATION           SECURITIES
                              ----------------------------------   UNDERLYING
   NAME AND PRINCIPAL                              OTHER ANNUAL   OPTIONS/SARS     ALL OTHER
        POSITION         YEAR  SALARY   BONUS(4)  COMPENSATION($)    (#)(5)    COMPENSATION($)(6)
   ------------------    ---- --------- --------  --------------  ------------ ------------------
Barron Hilton(1)........ 1997 $ 600,000      --          --              --          $7,250
 Chairman and Chief      1996   610,417      --          --              --           3,000
 Executive Officer
                         1995   650,000 $350,000         --              --           3,000
Stephen F. Bollen-
 bach(1)................ 1997   540,000  406,350         --              --             --
 President and           1996   490,846  509,154     $58,085(7)    6,000,000            --
 Chief Executive Officer 1995       --       --          --              --             --

Arthur M. Goldberg(2)... 1997 1,000,000      --          --          600,000          7,125
 Executive Vice
  President              1996    57,692      --          --          600,000            --
 Hilton Hotels
  Corporation,           1995       --       --          --              --             --
 and President--Gaming
 Operations

Matthew J. Hart(3)...... 1997   472,917  243,440         --           50,000          1,188
 Executive Vice          1996   303,462  292,500         --          200,000            --
  President
 and Chief Financial     1995       --       --          --              --             --
 Officer

Dieter H. Huckestein.... 1997   396,000  205,000         --           37,000          6,750
 Executive Vice          1996   350,833  250,000         --           60,000          3,000
  President,
 Hilton Hotels           1995   336,917  250,000         --              --           3,000
 Corporation, and
 President--Hotel
 Operations

--------
(1) Effective February 2, 1996, Mr. Hilton resigned as Chief Executive Officer. Effective the same date, Stephen F. Bollenbach was elected President and Chief Executive Officer.

(2) In December 1996, upon consummation of the Company's acquisition of Bally Entertainment Corporation ("Bally") through the merger of Bally with and into the Company, with the Company surviving the merger (the "Bally Merger"), Arthur M. Goldberg was elected Executive Vice President, Hilton Hotels Corporation, and President--Gaming Operations. See "Consulting and Employment Agreement and Deferred Compensation Agreement with Arthur M. Goldberg" on page 13.

(3) Effective April 29, 1996, Matthew J. Hart was elected Executive Vice President and Chief Financial Officer.

(4) The Personnel and Compensation Committee approved the payment of such bonuses. Such bonus amounts were accrued in 1997 for Messrs. Bollenbach, Hart and Huckestein pursuant to the Company's Annual Bonus Plan.

(5) Although the Company's Plans permit grants of stock appreciation rights
    (SARs), no grants of SARs have been made.

(6) Represents amounts contributed or accrued for fiscal 1997, 1996 and 1995 for the Named Officers under the Company's Investment Plan, which provides benefits to eligible employees, including the Named Officers. Each dollar contributed by an eligible employee through payroll deductions, which may be up to 6% of such employee's annual earnings, is matched by a Company contribution, subject to certain government limitations.

(7) As part of Mr. Bollenbach's compensation arrangement, the Company paid this amount to be applied to the purchase of a Company vehicle.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information on option grants in fiscal 1997 to the Named Officers.

                                                                          POTENTIAL REALIZED
                                        % OF TOTAL                      VALUE AT ASSUMED ANNUAL
                           NUMBER OF   OPTIONS/SARS                      RATES OF STOCK PRICE
                          SECURITIES     GRANTED    EXERCISE            APPRECIATION FOR OPTION
                          UNDERLYING   TO EMPLOYEES OR BASE                    TERM (2)
                         OPTIONS/SARS   IN FISCAL    PRICE   EXPIRATION -----------------------
          NAME           GRANTED(#)(1)     YEAR      ($/SH)     DATE       5%($)      10%($)
------------------------ ------------- ------------ -------- ---------- ----------- -----------
Barron Hilton...........        --           --          --        --           --          --
Stephen F. Bollenbach...        --           --          --        --           --          --
Arthur M. Goldberg......    600,000      19.7694    $26.9063  12/18/07  $10,152,718 $25,728,980
Matthew J. Hart.........     50,000       1.6475     26.0625   1/16/07      819,528   2,076,846
Dieter H. Huckestein....     37,000       1.2191     26.0625   1/16/07      606,451   1,536,866

--------
(1) The options listed were granted pursuant to the Plans. Option exercise prices are at fair market value when granted; the options generally have a ten year term and generally vest over four years.

(2) Potential realizable values are based upon assumed annual rates of return specified by the Commission.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  Shown below is information with respect to the exercised options and the unexercised options to purchase the Company's Common Stock granted under the Company's 1984 Stock Option Plan and the Plans to the Named Officers and held by them at December 31, 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                                       NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED   IN-THE-MONEY OPTIONS/SARS
                                                     OPTIONS/SARS AT FY-END(#)      AT FY-END(1)($)
                         SHARES ACQUIRED    VALUE    ------------------------- -------------------------
   NAME                  ON EXERCISE(#)  REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                  --------------- ----------- ----------- ------------- ----------- -------------
Barron Hilton...........       --            --             --           --            --           --
Stephen F. Bollenbach...       --            --       1,500,000    4,500,000   $16,242,188  $48,726,562
Arthur M. Goldberg......       --            --       1,200,000          --      3,318,750          --
Matthew J. Hart.........       --            --          50,000      200,000       185,938      729,688
Dieter H. Huckestein....       --            --         145,000      107,000     2,225,680      786,945

--------
(1) Based on the fair market value of $29.50, which represents the mean between the highest and lowest prices at which the Company's Common Stock was traded on December 31, 1997 on the NYSE.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the 1934 Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Personnel and Compensation Committee Report on Executive Compensation and the Stockholder Return Performance Graph on page 15 shall not be and shall not be deemed to be incorporated by reference into any such filings.

                  PERSONNEL AND COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PROGRAMS

  The Company's Personnel and Compensation Committee (the "Committee") and the Stock Option Committees establish and monitor policies and procedures and approve actions associated with the compensation and stock option programs affecting the Named Officers and other senior officers of the Company (the "Executive Group").

  The Company's executive compensation program is designed to closely link the compensation received by participants to the achievement of specific earnings goals for the Company and its business units, to appreciation in the price of the Company's Common Stock, and, in certain instances, to the achievement of individual goals. Through this direct link between pay and Company and individual performance, it is the intent of the program to focus participants on factors that drive the Company's financial success and the creation of incremental stockholder value.

  The key components of the Company's executive compensation program include annual compensation consisting of base salaries and annual performance bonuses, and long-term incentive compensation consisting exclusively of stock options. It is the Committee's policy to target total compensation (i.e., the sum of base salary, annual performance bonus, stock option grants and other benefits) for the Executive Group approximately at the median (50th percentile) of a "competitive market" consisting of a combination of large, publicly traded hotel/gaming companies (publicly held companies that primarily operate land-based casinos) and a randomly selected sample of Fortune 500 Service firms comparable in size to the Company. To the extent possible, the same hotel/gaming companies used to competitively assess the Company's executive compensation levels are used to compare the Company's stock performance in the Stockholder Return Performance Graph.

  Actual total compensation paid to the Executive Group as a whole and to individual executives within the Executive Group may exceed or fall below median competitive levels both annually and over time based on a variety of factors, including the Company's financial performance, the performance of the Company's Common Stock, the performance of the executive's area of responsibility, the Committee's assessment of an executive's individual performance, the executive's experience in his or her role, and the executive's length of service with the Company. The Committee believes that providing a performance-sensitive target total compensation opportunity approximately equal to the median of the "competitive market" is required to attract, motivate and retain quality management talent.

  The Committee does not use competitive financial and stockholder value performance comparisons to determine the compensation of the Company's Executive Group, due primarily to the limited number of other publicly traded firms with a mix of business (i.e., hotels and gaming) similar to the Company. Also, it is the Committee's opinion that because the Company's financial performance and stockholder value are influenced to a meaningful degree by a unique set of external factors (i.e., gaming regulations and global economic conditions which influence travel trends), comparing the Company's financial or stock price performance across different industries can be misleading.

  In establishing target total compensation levels for the Executive Group, the Company periodically reviews data on market compensation practices prepared by outside, independent compensation consultants. It is the Committee's belief that the actual 1997 total compensation provided to the Company's Executive Group is consistent with the Committee's policy of providing target total pay at median market levels with meaningful upside and downside leverage based on performance.

BASE SALARY

  During fiscal 1997, the Named Officers, excluding Stephen F. Bollenbach and Arthur M. Goldberg, who are covered by employment agreements, received salary increases generally averaging approximately 4.0% which was based on the Committee's understanding of the increase required to maintain salary levels consistent with reasonable market practices.

ANNUAL BONUS PLAN

  Each participant in the Company's executive annual bonus plan is assigned a maximum formula-based award opportunity expressed as a percentage of the participant's base salary. The maximum formula-based award opportunity for the participants in the program ranges from 0% to 33% of base salary, depending on the participant's role. Mr. Bollenbach, according to the provisions of his employment agreement, will be eligible for a formula-based bonus of up to 33% of base salary beginning with the Company's 1997 fiscal year.

  The amount of the formula-based award earned under the program depends upon the Company's level of achievement relative to an objective established by the Committee for the Company's earnings per share (EPS). In addition to formula-based awards, the Company may pay discretionary awards based upon the Committee's judgment regarding other performance indicators, including the Company's EPS performance compared to the maximum formula-based objective, the Company's and business unit's earnings before interest, taxes, depreciation, amortization and non-cash items (EBITDA), market share growth, achievement of cost containment goals, Company stock price performance, and individual performance relative to each participant's primary area of responsibility. The weighting of these factors varies and is subjective.

  During fiscal 1997, the Company did not achieve the target EPS objective established by the Committee for the formula-based award under the annual bonus plan. However, the Company did achieve a level of performance sufficient to fund formula-based bonuses at the 5% level for senior officers and the 6.25% level for executive officers after adjusting for nonrecurring items. In addition, the Committee paid individual goal awards to certain individuals to recognize superior individual contributions made during the year.

LONG TERM INCENTIVE PROGRAM

  The Company's long term incentive program consists exclusively of periodic grants of stock options at the discretion of the Stock Option Committee, with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. To encourage retention, the ability to exercise options granted under the program is subject to vesting restrictions determined by the Committee. Decisions made by the Committee regarding the timing and size of option grants take into account Company and individual performance, "competitive market" practices, and the size of option grants made in prior years. The weighting of these factors varies and is subjective. The Committee does not consider current option holdings when granting options.

  During 1997, stock options totaling 87,000 shares (excluding the grant to Mr. Goldberg, described later in this report) were awarded to the Named Officers. (See "Option Grants in Last Fiscal Year" on page 10.)

CHIEF EXECUTIVE OFFICER COMPENSATION

  In February 1996, the Company hired Mr. Bollenbach as President and Chief Executive Officer and entered into a five-year employment agreement with Mr. Bollenbach. The agreement establishes a minimum annual base salary of $540,000 and provides for a target annual bonus opportunity of up to 100% of base salary. During fiscal year 1997, the Company did not achieve its target EPS. Therefore, the formula-based portion of Mr. Bollenbach's bonus amounted to 8.25%. In addition, the Committee awarded an individual goal amount equal to 67% to recognize his superior individual contribution. Mr. Bollenbach's 1997 fiscal year bonus amounted to $406,350 which, when added to his actual salary received during 1997 of $540,000, totaled $946,350.

  In addition, Mr. Bollenbach was granted 1,500,000 stock option shares (now 6,000,000 option shares after adjusting for the Company's 4 for 1 stock split) under the 1996 CEO Plan of the Company that was approved by stockholders at the Company's 1996 annual stockholders meeting. The options carry a five-year maximum term, have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, and vest in four equal annual installments which began in January 1, 1997, subject to acceleration for a change of control or qualified transaction (as each are defined in the employment agreement). Also, in the event that Mr. Bollenbach's employment with the Company is terminated by the Company at any time without cause or Mr. Bollenbach voluntarily terminates employment with the Company three or more years after his initial employment, he shall be entitled to a minimum payment (the "Substitute Payment") of $20,000,000 (or, if his employment terminates due to death or disability, $10,000,000) less the amount of any gain received or receivable from the 6,000,000 option shares, including any appreciation in the price of shares acquired by Mr. Bollenbach by the exercise of his options. If Mr. Bollenbach receives the Substitute Payment, his options will cease to be exercisable five trading days thereafter.

  The agreement also provides that the Company will lend, and the Company has lent, Mr. Bollenbach $5,000,000. The loan bears interest, compounded semi-annually, at 100% of the applicable Federal rate provided under Section 7872 of the Internal Revenue Code of 1986, as amended (the "Code") and must be repaid in full at the earlier of January 1, 2000 or upon Mr. Bollenbach's termination of employment from the Company. The loan is on a full recourse basis and also will be secured by any net shares of the Company acquired by Mr. Bollenbach through the exercise of his option shares and, if applicable, his Substitute Payment.

  The agreement entered into with Mr. Bollenbach was the result of arms' length negotiations between the Company and Mr. Bollenbach. It is the Committee's opinion that the compensation provisions contained in the agreement were necessary to secure Mr. Bollenbach's employment and are in the best interests of the Company and its stockholders.

CONSULTING AND EMPLOYMENT AGREEMENT AND DEFERRED COMPENSATION AGREEMENT WITH ARTHUR M. GOLDBERG

  In June 1996, the Company entered into a consulting agreement with Mr. Goldberg (the former Chairman, President and Chief Executive Officer of Bally), effective with the closing date of the Bally Merger, December 18, 1996, (the "effective date" of the Agreement) pursuant to which Mr. Goldberg agreed to render part-time consulting services to the Company. The agreement was amended in November and December 1996 as a Consulting and Employment Agreement (as so amended, the "Agreement"), under which Mr. Goldberg agreed to serve as Executive Vice President of the Company and President of the Company's Gaming Operations, for a period of three years from the effective date of the Agreement. The Agreement provides for an annual base salary during the term of the agreement of $2,000,000, a grant of 600,000 stock option shares on the effective date of the Agreement, and subsequent grants of 600,000 stock option shares on each of the first and second anniversary of the effective date. The options have an exercise price equal to the average of the high and low prices of the Company's Common Stock on the date of grant, have a maximum term of five years from the date of grant, and are fully exercisable on the date of grant. A substantial portion of the base salary payable to Mr. Goldberg during any taxable year under the agreement will be deferred and payable to Mr. Goldberg after he ceases to be one of the Company's Named Officers. The Agreement provides that such deferred amounts will be credited with interest at prime rate during the deferral period. The Agreement provides that Mr. Goldberg will serve as a consultant to the Company until the third anniversary of the Bally Merger if his employment with the Company is terminated before that date. The Agreement also provides that if any payments made by the Company to Mr. Goldberg, pursuant to the Agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code, Mr. Goldberg will be entitled to receive an additional payment in an amount such that after payment by Mr. Goldberg of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the additional payment, Mr. Goldberg would receive the same amount of compensation which he would have received in the absence of any such taxes.

  In January 1997, the Company entered into a Deferred Compensation Agreement with Mr. Goldberg under which the Company agreed to make a lump sum payment to Mr. Goldberg of $2,400,000 after he ceases to be one of the Company's Named Officers. As with deferrals of Mr. Goldberg's base salary, this deferred payment will be credited with interest at the prime rate during the deferral period. The deferred payment provided by the Deferred Compensation Agreement was to recognize (i) Mr. Goldberg's significant contributions in obtaining gaming commission approvals of the Bally Merger and facilitating the integration of the Company's and Bally's gaming operations, and (ii) that the compensation provided for under Mr. Goldberg's Agreement did not provide for any increase in Mr. Goldberg's compensation when it was amended in connection with Mr. Goldberg's agreement to serve as a full-time executive officer of the Company.

COMMITTEE POLICY REGARDING COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

  Under Section 162(m) of the Code, Federal income tax deductions of publicly traded companies may be limited to the extent total compensation (including base salary, annual bonus, restricted stock awards, stock option exercises, and nonqualified benefits) for certain executive officers exceeds $1,000,000 in any one year. Under Section 162(m), the deduction limit does not apply to payments which qualify as "performance based." To qualify as "performance based," compensation payments must be made from a plan that is administered by a committee of outside directors and be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the committee must certify that the performance goals were achieved before payments can be awarded.

  The Committee intends to design the Company's compensation programs to conform with Section 162(m) so that the total compensation paid to any employee will not exceed $1,000,000 in any one year, except for compensation payments in excess of $1,000,000 which qualify as "performance based" or which are exempt for other reasons. However, the Company may pay compensation which is not deductible if sound management of the Company so requires.

  The foregoing report has been approved by all of the members of the
Committee:

                           Robert L. Johnson, Chair
                                A. Steven Crown
                                Peter M. George
                                Donald R. Knab
                                Donna F. Tuttle
                               Sam D. Young, Jr.

                     STOCKHOLDER RETURN PERFORMANCE GRAPH

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S&P Composite-500 Stock Index and a hotel/gaming peer group for the five fiscal years ending December 31, 1997.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         AMONG HILTON HOTELS CORPORATION,S&P 500 INDEX AND PEER GROUP

                                                         PEER GROUP
Measurement Period           HILTON HOTELS  S&P          (WEIGHTED
(Fiscal Year Covered)        CORPORATION    500 INDEX    AVERAGE)
-------------------          -------------  ---------    ----------
Measurement Pt-
12/92                        $100           $100         $100
12/93                        $143           $110         $170
12/94                        $164           $112         $106
12/95                        $151           $153         $140
12/96                        $260           $189         $165
12/97                        $298           $251         $177

  Assumes $100 invested on December 31, 1992 in the Common Stock of Hilton Hotels Corporation, the S&P 500 Index, and Peer Companies (Weighted by Market Capitalization). Total return assumes reinvestment of dividends and common stock equivalents.
--------
(1) The Company-constructed hotel/gaming peer group is weighted annually by market capitalization and consists of major publicly-traded companies, three in the gaming industry and three in the hotel industry. The composition of the blended, Company-constructed hotel/gaming peer group produces a composite representative of the major publicly-traded competitors of the Company. However, it must be recognized that the number of publicly-traded companies with significant hotel operations is limited. Hence, the performance of the hotel/gaming peer group is driven to a greater degree by gaming companies. The hotel/gaming peer group includes Circus Circus Enterprises, Inc., Harrah's Entertainment, Inc., Host Marriott Corporation, ITT Corporation, Marriott International, Inc., and Mirage Resorts, Inc.

(2) ITT Corporation is excluded from hotel/gaming peer group during the period represented by the graph because it began trading as a stand-alone company in December 1995.

RETIREMENT PLANS

  Set forth below is a table with respect to the estimated annual amounts payable to the Named Officers upon retirement at age 65 from the Company's Retirement Plan and the Company's two plans associated with the Retirement Plan, the Benefit Replacement Plan and the Supplemental Executive Retirement Plan (collectively, the "Retirement Plans").

  Effective December 31, 1996, the Retirement Plans were amended to provide that employees earn no further benefits under the Retirement Plans. Thus, the benefits under the Retirement Plans are based upon compensation and years of service through December 31, 1996. The compensation covered by the Retirement Plans includes a participant's salary, bonus (if any) and live-in allowance (if any). Benefits under the Retirement Plan and the Benefit Replacement Plan are determined according to the highest five consecutive years of compensation (through December 31, 1996), and benefits under the Supplemental Executive Retirement Plan are based upon the highest three years of compensation including compensation in the year immediately prior to retirement (but not including compensation after December 31, 1996). Compensation above $800,000 paid in any year after 1993 is disregarded, but this limitation is not applied to any year before 1994. On December 31, 1996, Messrs. Barron Hilton, Bollenbach, Goldberg, Hart, and Huckestein had 45, 0, 0, 0 and 11 years of service, respectively, under the Retirement Plans. The only two Named Officers who have benefits under the Retirement Plans are Messrs. Barron Hilton and Huckestein. Until April 1, 1994, the Supplemental Executive Retirement Plan and the Benefit Replacement Plan provided that the present value of a Named Officer's benefit would be transferred from time-to-time to a grantor trust established by such officer, along with additional amounts needed to equalize the trust account to the after-tax benefits which would have been provided in the absence of the trust. Such transfers will resume if a change in control occurs.

  Effective January 1, 1997, the Company adopted the Executive Deferred Compensation Plan ("Deferred Compensation Plan") and amended its Investment Plan to provide for the matching contributions described below. Under the Deferred Compensation Plan and the Investment Plan, employees may elect to defer compensation which otherwise would have been paid to them. Executives eligible to participate in the Executive Deferred Compensation Plan may, based on their age, defer 25% to 100% of their compensation. Deferred Compensation Plan participants are eligible to receive a matching contribution of 50% of the first 10% of the executive's deferred compensation. Participants in the Investment Plan who have five or fewer years of service receive a matching contribution of 50% of the first 6% of the participant's deferred compensation. Investment Plan participants with more than five years of service receive a matching contribution of 75% of the first 6% of the participant's deferred compensation. In 1997 compensation above $160,000 was disregarded for deferrals and matching contribution credits under the Investment Plan. Effective January 1, 1997, the Company adopted the Employee Stock Purchase Plan, under which employees may purchase common shares of the Company at a 5% discount. The maximum investment which may be made by an employee under the Employee Stock Purchase Plan in any year is $25,000.

CHANGE OF CONTROL AGREEMENTS

  The Company's Board of Directors has adopted a Change of Control Agreement ("Agreement") and, pursuant thereto, Agreements have been entered into with each of the members of the Company's Executive Group, including the Company's Named Officers. Messrs. Bollenbach's and Goldberg's Agreements are written to take into account the terms of their employment agreements, but are otherwise identical to the Agreements entered into with the Named Officers. Under the terms of the Agreement, upon the occurrence of a Change of Control (as hereinafter defined), the Company agrees to continue the employment of each Named Officer for a three-year period, or until the Named Officer's retirement if earlier (the "Employment Period"), in a position which is at least commensurate with the Named Officer's position prior to the Change of Control and to provide the Named Officer with base salary, annual bonuses, incentive plan, retirement plan, welfare benefit plan, fringe benefits and other employment policy coverage which is at least equal to the coverage in effect prior to the Change of Control. Under the Agreement, each Named Officer will receive an amount equal to up to three times annual salary and bonus if, following a Change of Control (as hereinafter defined), such Named Officer is terminated without cause or if such Named Officer terminates for good reason (including, but not limited to, the assignment to such Named Officer of duties inconsistent with such Named Officer's position at the time of the Change of Control). In addition, upon such a termination of employment, each Named Officer is entitled to receive a lump sum payment equal to the difference between the value of the Named Officer's benefits under the Company's Retirement Plans and the value of the benefits which the Named Officer would have received under such plans if the Named Officer had continued to be employed by the Company during the Employment Period and to receive benefits under the Company's welfare benefit and fringe benefit plans and policies during the remaining period of the Employment Period. The Agreement continues for renewable three-year terms or until the Named Officer's normal retirement date, if earlier. Under the Agreement, a Change of Control with respect to the Company and the Agreement means (i) the acquisition (other than from the Company) by any person, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act (excluding, for this purpose, (A) the Company or its subsidiaries, (B) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company or (C) Barron Hilton or the Fund, collectively, the "Hilton Interests"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or (ii) a majority of the membership of the present incumbent Board of Directors changes other than in the ordinary course; or (iii) there is a dissolution or liquidation of the Company, a sale of substantially all of its assets, or a merger that forces out a majority of the pre-merger stockholders. If any payment, whether pursuant to the Agreement or otherwise (i.e., under Retirement or Stock Option Plans), would be subject to the excise tax imposed by Section 4999 of the Code, then the Named Officer shall be entitled to receive an additional payment in an amount such that after payment by the Named Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax, imposed upon the additional payment, the Named Officer receives the same amount of compensation pursuant to the Agreement which such Named Officer would have received in the absence of any such taxes. Under the Agreement, each Named Officer agrees to maintain the confidentiality of all secret or confidential information relating to the Company which the Named Officer obtained during the Named Officer's employment by the Company.

                               LEGAL PROCEEDINGS

 Bally Merger Litigation

  A purported class action against Bally, its directors and Hilton, was commenced in August 1996 under the caption Parnes v. Bally Entertainment Corporation, et al. in the Court of Chancery of the State of Delaware, New Castle County. The Plaintiff alleged breaches of fiduciary duty in connection with the Bally Merger, including allegedly illegal payments to Arthur M. Goldberg purportedly denying Bally shareholders other than Mr. Goldberg an opportunity to sell their shares to Hilton or any other bidder at the best possible price. In the complaint, the plaintiff sought, among other things:
(i) an order enjoining the Bally Merger; (ii) an award of damages in an unspecified amount; (iii) an order requiring Mr. Goldberg to disgorge his profits; and (iv) an award of attorneys' fees and expenses. In orders dated May 13, 1997 and February 3, 1998, this litigation was dismissed. Plaintiff has appealed this dismissal to the Delaware Supreme Court.

  Two other purported class actions relating to the Bally Merger are pending against Bally and its directors, one commenced in April 1996 under the caption Kinder v. Brunet, et al. and the other commenced in June 1996 under the caption Lord v. Brunet, et al., in the Court of Chancery of the State of Delaware, New Castle County. These actions are virtually identical, and the plaintiffs also allege breaches of fiduciary duty in connection with the Bally Merger. In the complaint, the plaintiffs seek, among other things: (i) a declaration that defendants have breached their fiduciary duties; (ii) an order requiring defendants to act in accordance with their fiduciary duties in order to maximize the value obtained for Bally's shareholders; (iii) an award of damages in an unspecified amount; and (iv) an award of expenses, including attorneys' fees.

  On June 13, 1997, Bally's Grand, Inc. ("BGI") announced that it had reached an agreement to settle the In re: Bally's Grand, Inc. Shareholders Litigation. This litigation involved two derivative actions purportedly brought on behalf BGI against its directors and Bally, one commenced in October 1995 and the other in September 1996 which were consolidated under the caption In re:
Bally's Grand Derivative Litigation in the Court of Chancery of the State of Delaware, New Castle County. A third derivative action purportedly brought on behalf of BGI against its directors, Bally, Hilton and Bally's Grand Management Co., Inc., a wholly owned subsidiary of Bally ("BGM"), was commenced in November 1996 under the caption Tower Investment Group, Inc., et al. v. Bally's Grand, Inc., et al. in the Court of Chancery of the State of Delaware, New Castle County. This action was consolidated with the original consolidated action under the caption In re: Bally's Grand, Inc. Shareholders Litigation. Plaintiffs alleged breaches of fiduciary duty and waste of corporate assets in connection with certain actions including the sale by BGI to Bally of the capital stock of BGI's subsidiary that owns the land and the development rights with respect to the Paris Casino-Resort in Las Vegas (the "Paris Transaction"), alleged improper delegation of duties by BGI's board of directors by virtue of a management agreement (the "Management Agreement") between BGI and BGM, BGM's designation pursuant to the Management Agreement of recipients awarded BGI stock options and stock repurchases by BGI and Bally. Plaintiffs also alleged fraud, willful misconduct or gross negligence by Bally and BGM in connection with the Management Agreement, purchases of BGI stock by Bally while in possession of material inside information concerning BGI's earnings, violation of Delaware law by BGI's directors and Bally in connection with the Paris Transaction and aiding and abetting by Hilton of the breaches of fiduciary duty and waste of corporate assets by BGI's directors and Bally. The plaintiffs sought, among other things: (i) rescission of the Paris Transaction; (ii) termination of the Management Agreement; (iii) appointment of a custodian to manage BGI's affairs;(iv) disgorgement by defendants of payments and profits earned as a result of the transactions complained of; (v) compensatory damages; and (vi) costs and expenses, including reasonable attorneys' fees.

  Prior to the settlement, Hilton indirectly owned approximately 84% of the common stock of BGI and public shareholders owned the remaining 16%. Under the terms of the settlement, BGI repurchased 966,747 shares of its common stock and 102,698 warrants to purchase shares of its common stock from certain plaintiffs at a price of $52.75 per share in cash for the common stock and $52.75 less the exercise price per warrant in cash for the warrants. Following such repurchases, Hilton indirectly owned in excess of 90% of the outstanding common stock of BGI.

  On October 9, 1997, Hilton received court approval of the settlement agreement. Pursuant to the settlement agreement, a Hilton subsidiary will merge into BGI, and the remaining outstanding shares of BGI common stock not currently owned by Hilton will be converted into the right to receive $52.75 (less certain attorneys' fees) per share in cash, and the remaining outstanding warrants to purchase BGI common stock not currently owned by Hilton will be converted into the right to receive the difference between $52.75 (less certain attorneys' fees) and the exercise price per warrant in cash. Hilton anticipates that the merger and conversion of shares will be completed by March 31, 1998. Holders of BGI common stock will be entitled to appraisal rights under Delaware law in connection with such merger.

 Bally Entertainment Litigation

  Several purported derivative actions against Bally and certain of its former directors, including Arthur M. Goldberg, originally filed in December 1990 and January 1991, were consolidated under the caption In re: Bally Manufacturing Corporation Shareholders Litigation in the Court of Chancery of the State of Delaware, New Castle County. The consolidated complaint alleges, among other things: breach of fiduciary duty, corporate mismanagement and waste of corporate assets in connection with certain actions including, among other things, payment of compensation, certain acquisitions by Bally, the dissemination of allegedly materially false and misleading information, the restructuring of Bally's debt, and a subsidiary's allegedly discriminatory practices. The plaintiffs sought, among other things: (i) injunctions against payment of certain termination compensation benefits and implementation of the restructuring plan; (ii) rescission of consummated transactions and a declaration that the complained of transactions are null and void, (iii) an accounting by individual defendants of damages to Bally and benefits received by such defendants; (iv) the appointment of a representative to negotiate on behalf of the former Bally stockholders in connection with any restructuring; and (v) costs and disbursements, including a reasonable allowance for the fees and expenses of plaintiffs' attorneys, accountants and experts. On November 6, 1997, this litigation was dismissed by stipulation of the parties with the approval of the Court.

  In management's opinion, disposition of the pending litigation against the Company, including the litigation described above, is not expected to have a material adverse effect on the Company's financial position or results of operations.

                                  PROPOSAL 2
            APPROVAL OF 1997 INDEPENDENT DIRECTOR STOCK OPTION PLAN

  In July 1997, the Board of Directors authorized an amendment, effective July 31, 1997, to the Directors' Retirement Plan to cease the accrual of retirement benefits and to convert such benefits into stock units. The number of stock units was determined by (a) calculating the annual retirement benefit that each Independent Director would receive under the Plan if such retirement benefit was fully vested and if such Director retired from service as a Director on July 31, 1997 at or after age 65, (b) converting the amount obtained in (a) above to a present value lump sum using a 6.5% discount rate and assuming that such annual benefit would be paid to such Director for ten years, (c) multiplying the amount obtained in (b) above by a fraction, the numerator of which is the number of full months that such Director served on the Board of Directors of the Company through July 31, 1997 (not to exceed 120 months), and the denominator of which is 120, and (d) dividing the amount obtained in (c) above by the average fair market value of one share of the Company's Common Stock on July 31, 1997.

  Also, in July 1997, the Board of Directors authorized the adoption of the 1997 Independent Director Stock Option Plan (the "1997 Plan") whereby each Independent Director would receive an annual grant of 2,000 shares per year commencing on July 16, 1997 and, thereafter, 2,000 shares per year beginning with the 1998 Annual Meeting of Stockholders, subject to stockholder approval at such meeting. This plan will be administered by the full Board of Directors, acting by a majority of its members. See "Proposal 2--Approval of the 1997 Independent Director Stock Option Plan."

  The purpose of the Plan is to provide the Company's Independent Directors with a plan of stock ownership that will further ensure that the compensation of its Directors is closely aligned with stockholder interests and the performance of the Company, and to assist the Company in attracting and retaining well-qualified individuals to serve as Independent Directors. The Board of Directors believes it is in the Company's best interest to adopt the 1997 Plan.

  The material features of the 1997 Plan are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the 1997 Plan, the full text of which is set forth as Exhibit A to this proxy statement.

  Participation in the 1997 Plan is limited to Independent (non-employee) Directors of the Company who are not former employees of the Company or any subsidiary. Subject to adjustment as set forth in the 1997 Plan, the total number of shares of Common Stock reserved and available for grant under the 1997 Plan is 200,000. The 1997 Plan is administered by the full Board of Directors, acting by a majority of its members. The 1997 Plan is effective as of July 31, 1997 and will expire ten years after the effective date.

  Each person who is an Independent Director as of the date of adoption of the 1997 Plan by the Board automatically is granted (i) a stock option to purchase 2,000 shares of Common Stock on the date of adoption, and (ii) a stock option to purchase 2,000 shares of Common Stock on the date of each annual meeting of stockholders after such adoption, beginning with the 1998 annual meeting of stockholders, all of the foregoing being subject to stockholder approval at the 1998 annual meeting of stockholders. The option price per share of Common Stock will equal 100% of the fair market value of the Common Stock on the date of grant. As of March 12, 1998, the closing price of a share of Common Stock on the NYSE was $33.00. Each such option will be exercisable immediately upon grant and shall terminate ten years from the date of grant.

  Accordingly, in July 1997, the Independent Directors (Ms. Tuttle and Messrs. Crown, Johnson, Knab, Lambert and Young) were each granted an option to purchase 2,000 shares of Common Stock at an exercise price of $29 3/8 (fair market value of the Common Stock on the date of grant) and will each be granted an option for 2,000 shares of Common Stock upon receipt of stockholder approval of the 1997 Plan. This grant is also subject to stockholder approval at the 1998 annual meeting of stockholders.

  VOTE REQUIRED AND BOARD RECOMMENDATION. The affirmative vote of the holders of a majority of the voting power of the shares represented at the meeting, in person or by proxy, and entitled to vote on this proposal will be necessary for the adoption of Proposal 2. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 2.

                                  PROPOSAL 3
                     RATIFICATION OF SELECTION OF AUDITORS

  Arthur Andersen LLP ("Andersen") was the Company's auditor for the year ended December 31, 1997. A representative of Andersen is expected to attend the annual meeting where the representative will have the opportunity to make a statement and will be available to respond to appropriate questions. Although the Board is not required to submit its selection of auditors for stockholder approval, the Board has elected to seek ratification by stockholders at the annual meeting of its appointment of Andersen to serve as the Company's auditor for fiscal 1998.

                      1999 ANNUAL MEETING OF STOCKHOLDERS

  The 1999 Annual Meeting of Stockholders is presently scheduled to be held on May 6, 1999. Any proposals of stockholders intended to be presented at such meeting must be received by the Corporate Secretary of the Company for inclusion in the Company's Proxy Statement and form of proxy no later than December 2, 1998.

                                    GENERAL

  The cost of preparing and mailing the notice of meeting, Proxy Statement and form of proxy will be paid by the Company. In addition to mailing copies of this material to all stockholders, the Company has retained D.F. King & Co., Inc. to request banks and brokers to forward copies of such material to persons for whom they hold stock of the Company and to request authority for execution of the proxies. The Company will pay D.F. King & Co., Inc. a fee of $9,000 plus out-of-pocket expenses and disbursements.

  The only other business to be presented to the meeting, of which the directors and executive officers have knowledge, will be the approval of the minutes of the last meeting of stockholders, but it is not intended that action taken under the proxies will constitute approval of the matters referred to in such minutes. Although all nominees have indicated their readiness to serve if elected, if at the time of the meeting any of said nominees should be unable to serve as directors, the persons named in the proxies or their substitute(s) will, in their discretion, vote for other nominees, and if matters other than those for which authority is herein sought should arise at the meeting, the shares represented by the proxies will be voted in the discretion of the persons named therein.

                                                                      EXHIBIT A

                           HILTON HOTELS CORPORATION

                  1997 INDEPENDENT DIRECTOR STOCK OPTION PLAN

SECTION 1. PURPOSE; DEFINITIONS

  The purpose of the Plan is to give the Corporation a competitive advantage in attracting, retaining and motivating non-employee directors and to provide the Corporation and its subsidiaries with a stock plan providing incentives more directly linked to the profitability of the Corporation's businesses and increases in shareholder value.

  For purposes of the Plan, the following terms are defined as set forth below:

  (a) "Affiliate" means a corporation or other entity controlled by the Corporation and designated by the Board from time to time as such.

  (b) "Board" means the Board of Directors of the Corporation.

  (c) "Change in Control" means the happening of any of the following events:

    (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities") (a "Control Purchase"); excluding, however, the following: (1) Any acquisition directly from the Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation, (2) Any acquisition by the Corporation, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, (4) Any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subparagraph (iii) of this definition, or (5) Any acquisition by Barron Hilton, the Charitable Remainder Unitrust created by Barron Hilton to receive shares from the Estate of Conrad N. Hilton, or the Conrad N. Hilton Fund; or

    (ii) A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
  Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board (a "Board Change"); or

    (iii) The approval by the shareholders of the Corporation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation ("Corporate Transaction"); excluding however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (2) no Person (other than the Corporation, any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

    (iv) The approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

  (d) "Change in Control Price" means the higher of (i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of Common Stock paid in such tender or exchange offer or Corporate Transaction; provided, however, that in the case of a Stock Option which (A) is subject to Section 16(b) of the Exchange Act and (B) was granted within 240 days of the Change in Control, then the Change in Control Price for such Stock Option shall be the Fair Market Value of the Common Stock on the date such Stock Option is exercised or deemed exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

  (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

  (f) "Commission" means the Securities and Exchange Commission or any successor agency.

  (g) "Common Stock" means common stock, par value $1.00 per share, of the Corporation.

  (h) "Corporation" means Hilton Hotels Corporation, a Delaware corporation.

  (i) "Director" means a member of the Board.

  (j) "Disability" means permanent and total disability as determined under procedures established by the Board for purposes of the Plan.

  (k) "Employee" means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Corporation or of any corporation which is a subsidiary of the Corporation.

  (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

  (m) "Fair Market Value" means, as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed or on NASDAQ. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Board in good faith.

  (n) "Independent Director" means a member of the Board who is not an Employee.

  (o) "Plan" means the Hilton Hotels Corporation 1997 Independent Director Stock Option Plan, as set forth herein and as hereinafter amended from time to time.

  (p) "Retirement" means retirement from service as a Director at or after age
65.

  (q) "Rule 16b-3" means Rule 16b-3, as promulgated by the Commission under
Section 16(b) of the Exchange Act, as amended from time to time.

  (r) "Stock Option" means a non-qualified option to purchase Common Stock granted under Section 5.

  (s) "Termination of Directorship" means the time when an optionee who is an Independent Director ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or Retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Independent Directors.

  In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2. ADMINISTRATION

  The Plan shall be administered by the full Board, acting by a majority of its members then in office.

  The Board shall have plenary authority to grant Stock Options pursuant to the terms of the Plan to Independent Directors.

  Among other things, the Board shall have the authority, subject to the terms of the Plan to:

  (a) Determine the terms and conditions of any Stock Option granted hereunder (subject to the terms and conditions of the Plan), any vesting condition, restriction or limitation (which may be related to the performance of the participant, the Corporation or any subsidiary or Affiliate) and any forfeiture waiver regarding any Stock Option and the shares of Common Stock relating thereto, in accordance with the terms of the Plan;

  (b) Modify, amend or adjust the terms and conditions of any Stock Option, at any time or from time to time;

  (c) Determine to what extent and under what circumstances Common Stock and other amounts payable with respect to a Stock Option shall be deferred; and

  The Board shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Stock Option issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

  The Board may act only by a majority of its members then in office, except that the members thereof may (i) delegate to an officer of the Corporation the authority to make decisions pursuant to paragraphs (c), (f), (g), (h) and (i) of Section 5 (provided that no such delegation may be made that would cause Stock Options or other transactions under the Plan to cease to be exempt from
Section 16(b) of the Exchange Act) and (ii) authorize any one or more of their number or any officer of the Corporation to execute and deliver documents on behalf of the Board.

  Any determination made by the Board or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Stock Option shall be made in the sole discretion of the Board or such delegate at the time of the grant of the Stock Option or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Board or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Corporation and Plan participants.

SECTION 3. COMMON STOCK SUBJECT TO PLAN

  The total number of shares of Common Stock reserved and available for grant under the Plan shall be 200,000. Shares subject to a Stock Option under the Plan may be authorized and unissued shares or may be treasury shares.

  If any Stock Option terminates without being exercised, shares subject to such Stock Option shall again be available for distribution in connection with Stock Options under the Plan.

  In the event of any change in corporate capitalization, such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Corporation, the Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, in the number, kind and option price of shares subject to outstanding Stock Options, in the number and kind of shares subject to other outstanding Stock Options granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any Stock Option shall always be a whole number.

SECTION 4. ELIGIBILITY

  Independent Directors are eligible to be granted Stock Options under the Plan.

SECTION 5. STOCK OPTIONS

  No Stock Option granted under the Plan shall constitute an "incentive stock option" under Section 422 of the Code. Any Stock Option granted under the Plan shall be in such form as the Board may from time to time approve.

  During the term of the Plan, each person who is an Independent Director as of the date of the adoption of the Plan by the Board automatically shall be granted (i) a Stock Option to purchase two thousand (2,000) shares of Common Stock (subject to adjustment as provided herein) on the date of such adoption, and (ii) a Stock Option to purchase two thousand (2,000) shares of Common Stock (subject to adjustment as provided herein) on the date of each annual meeting of stockholders after such adoption, beginning with the 1998 annual meeting of stockholders, for so long as such person remains an Independent Director. During the term of the Plan, each person who is initially elected to the Board after the adoption of the Plan by the Board and who is an Independent Director at the time of such initial election automatically shall be granted (i) a Stock Option to purchase two thousand (2,000) shares of Common Stock (subject to adjustment as provided herein) on the date of such initial election, and (ii) a Stock Option to purchase two thousand (2,000) shares of Common Stock (subject to adjustment as provided herein) on the date of each annual meeting of stockholders after such initial election for so long as such person remains an Independent Director. All of the foregoing Stock Option grants authorized by this Section 5 are subject to stockholder approval of the Plan.

  Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ. The grant of a Stock Option shall occur on the dates specified above. The Corporation shall notify a participant of any grant of a Stock Option, and a written option agreement or agreements shall be duly executed and delivered by the Corporation to the participant. Such agreement or agreements shall become effective upon execution by the Corporation and the participant.

  Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Board shall deem desirable:

  (a) Option Price. The option price per share of Common Stock purchasable under a Stock Option shall equal 100% of the Fair Market Value of the Common Stock subject to the Stock Option on the date of grant.

  (b) Option Term. The term of each Stock Option shall be 10 years from the date such Stock Option is granted, without variation or acceleration hereunder, but subject to paragraphs (f), (g), (h) and (i) of this Section 5, and no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted.

  (c) Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable from and after the date on which such Stock Option is granted.

  (d) Method of Exercise. Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Corporation specifying the number of shares of Common Stock subject to the Stock Option to be purchased.

  Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Board may accept. Payment, in full or in part, may also be made in the form of unrestricted Common Stock already owned by the optionee of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised).

  Payment for any shares subject to a Stock Option may also be made by delivering a properly executed exercise notice to the Corporation, together with a copy of irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds to pay the purchase price, and, if requested, by the amount of any Federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Corporation may enter into agreements for coordinated procedures with one or more brokerage firms.

  No shares of Common Stock shall be issued until full payment therefor has been made. An optionee shall have all of the rights of a shareholder of the Corporation holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 8(a).

  (e) Nontransferability of Stock Options. No Stock Option shall be transferable by the optionee other than (i) by will or by the laws of descent and distribution; or (ii) pursuant to a qualified domestic relations order (as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended) whether directly or indirectly or by means of a trust or partnership or otherwise, under the applicable option agreement. All Stock Options shall be exercisable, subject to the terms of this Plan, during the optionee's lifetime, only by the optionee or by the guardian or legal representative of the optionee or its alternative payee pursuant to such qualified domestic relations order, it being understood that the terms "holder" and "optionee" include the guardian and legal representative of the optionee named in the option agreement and any person to whom an option is transferred by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

  (f) Termination by Death. Unless otherwise determined by the Board, if an optionee's directorship terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent then exercisable, for a period of one year (or such other period as the Board may specify in the option agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

  (g) Termination by Reason of Disability. Unless otherwise determined by the Board, if an optionee's directorship terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination, for a period of one year (or such other period as the Board may specify in the option agreement) from the date of such termination of directorship or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

  (h) Termination by Reason of Retirement. Unless otherwise determined by the Board, if an optionee's directorship terminates by reason of Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement, for a period of two years (or such other period as the Board may specify in the option agreement) from the date of such termination of directorship or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such period any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

  (i) Other Termination. Unless otherwise determined by the Board: (A) if an optionee incurs a Termination of Directorship, other than by death, Disability or Retirement, all Stock Options held by such optionee shall thereupon terminate; and (B) if an optionee incurs a Termination of Directorship for any reason other than death, Disability or Retirement, any Stock Option held by such optionee, to the extent then exercisable, may be exercised, for the lesser of three months from the date of such Termination of Directorship or the balance of such Stock Option's term; provided, however, that if the optionee dies within such three-month period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. Notwithstanding the foregoing, if an optionee incurs a Termination of Directorship at or after a Change in Control, other than by reason of death, Disability or Retirement, any Stock Option held by such optionee shall be exercisable for the lesser of (1) six months and one day from the date of such Termination of Directorship, and (2) the balance of such Stock Option's term.

  (j) Change in Control Cash-Out. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the "Exercise Period"), unless the Board shall determine otherwise at the time of grant, an optionee shall have the right, whether or not the Stock Option is fully exercisable and in lieu of the payment of the exercise price for the shares of Common Stock being purchased under the Stock Option and by giving notice to the Corporation, to elect (within the Exercise Period) to surrender all or part of the Stock Option to the Corporation and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change in Control Price per share of Common Stock on the date of such election shall exceed the exercise price per share of Common Stock under the Stock Option (the "Spread") multiplied by the number of shares of Common Stock granted under the Stock Option as to which the right granted under this Section 5(j) shall have been exercised; provided, however, that if the Change in Control is within six months of the date of grant of a particular Stock Option and is subject to Section 16(b) of the Exchange Act no such election shall be made by such optionee with respect to such Stock Option prior to six months from the date of grant. However, if the end of such 60-day period from and after a Change in Control is within six months of the date of grant of a Stock Option and is subject to Section 16(b) of the Exchange Act, such Stock Option shall be canceled in exchange for a cash payment to the optionee, effected on the day which is six months and one day after the date of grant of such Option, equal to the Spread multiplied by the number of shares of Common Stock granted under the Stock Option. Notwithstanding the foregoing, if any right granted pursuant to this Section 5(j) would make a Change in Control transaction ineligible for pooling of interests accounting under APB No. 16 that but for this Section 5(j) would otherwise be eligible for such accounting treatment, the Board shall have the ability to substitute the cash payable pursuant to this Section 5(j) with Stock with a Fair Market Value equal to the cash that would otherwise be payable hereunder.

SECTION 6. TERM, AMENDMENT AND TERMINATION

  The Plan will terminate 10 years after the effective date of the Plan. Under the Plan, Stock Options outstanding as of such date shall not be affected or impaired by the termination of the Plan.

  The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would (i) impair the rights of an optionee under a Stock Option theretofore granted without the optionee's consent, except such an amendment made to cause the Plan to qualify for the exemption provided by Rule 16b-3, or (ii) disqualify the Plan from the exemption provided by Rule 16b-3. In addition, no such amendment shall be made without the approval of the Corporation's shareholders (i) if such amendment would increase the limit imposed under Section 3 on the maximum number of shares of Common Stock reserved and available for grant under the Plan, or
(ii) to the extent such approval is required by law or agreement.

  The Board may amend the terms of any Stock Option theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without the holder's consent except such an amendment made to cause the Plan or Stock Option to qualify for the exemption provided by Rule 16b-3.

  Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Stock Options which qualify for beneficial treatment under such rules without stockholder approval.

SECTION 7. UNFUNDED STATUS OF PLAN

  It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Board may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Board otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

SECTION 8. GENERAL PROVISIONS

  (a) The Board may require each person purchasing or receiving shares pursuant to a Stock Option to represent to and agree with the Corporation in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Board deems appropriate to reflect any restrictions on transfer.

  Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Corporation shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

    (i) Listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Common Stock;

    (ii) Any registration or other qualification of such shares of the Corporation under any state or Federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Board shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

    (iii) Obtaining any other consent, approval, or permit from any state or Federal governmental agency which the Board shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

  (b) Nothing contained in the Plan shall prevent the Corporation or any subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees or Directors.

  (c) Adoption of the Plan shall not confer upon any Independent Director any right to continue to serve as a Director, nor shall it interfere in any way with the right of the Corporation to terminate the directorship of any Independent Director at any time.

  (d) No later than the date as of which an amount first becomes includible in the gross income of the participant for Federal income tax purposes with respect to any Stock Option under the Plan, the participant shall pay to the Corporation, or make arrangements satisfactory to the Board regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Board may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

  (e) The Board shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant's death are to be paid or by whom any rights of the participant, after the participant's death, may be exercised.

  (f) The Plan and all Stock Options granted and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

SECTION 9. EFFECTIVE DATE OF PLAN

  The Plan shall be effective as of July 16, 1997, provided that it is approved and adopted by at least a majority of the shares voted of Common Stock of the Corporation within 12 months after such date.

--------------------------------------------------------------------------------
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE    Please mark   [X]
MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS     your votes as
PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.              indicated in
                                                          this example


1. Election of the following                FOR           WITHHELD
   nominees as Directors:                   ALL           FOR ALL
                                            [_]             [_]
01 A. Steven Crown,
02 Arthur M. Goldberg,
03 Eric M. Hilton and
04 Donna F. Tuttle

Withheld for the following only (Write the name of the nominee(s) in the space below).
--------------------------------------------------------------------------------

                                                          FOR  AGAINST ABSTAIN

2. Proposal to ratify the adoption of the Corporation's   [_]    [_]     [_]
   1997 Independent Director Stock Option Plan.

3. Proposal to ratify the appointment of Arthur           [_]    [_]     [_]
   Andersen LLP as auditors for the Company for fiscal 1998.

4. In their discretion the Proxies are authorized to      [_]    [_]     [_]
   vote upon such other business as may properly come before the meeting or any adjournments thereof.


                            I plan to attend meeting      [_]

                            COMMENTS/ADDRESS CHANGE       [_]
                        Please mark this box if you have
                        written comments/address change
                              on the reverse side

 *** IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW ***


                                              ___
                                                |



SIGNATURE(S) _______________________________ DATED ______________________, 1998

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- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - -
                           - FOLD AND DETACH HERE -
--------------------------------------------------------------------------------
                               VOTE BY TELEPHONE


                          QUICK --- EASY --- IMMEDIATE

 Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

 . You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

 OPTION #1: To vote as the Board of Directors recommends on ALL proposals,
            Press 1

               WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

 OPTION #2: If you choose to vote on each proposal separately, press 0. You will hear these Instructions.

  Proposal 1: To vote FOR ALL nominees press 1; to WITHHOLD FOR ALL nominees press 9.

      To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

  Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

 The instructions are the same for all remaining proposals.

               WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

 PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE.




 CALL -- TOLL FREE -- ON A
    TOUCH TONE TELEPHONE

  1-800-840-1208 - ANYTIME

 There is NO CHARGE to you
       for this call.